UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549

                                      SCHEDULE 13G

                       Under the Securities Exchange Act of 1934
                                   (Amendment No. 2)


                                   Davox Corporation
                                    (Name of Issuer)

                              Common Stock, $.10 par value
                             (Title of Class of Securities)

                                      239208-10-1
                                     (CUSIP Number)


             Check the following box if a fee is being paid with this statement []. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

             *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

             The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
             Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




















     CUSIP No. 239208-10-1           SCHEDULE 13G                   Page 2 of 20


       1   Name Of Reporting Person    H&Q LONDON VENTURES

           IRS Identification No. Of Above Person                    94-2966540
       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                          England

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                                56,772
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                    56,772

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           56,772
       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.8%

       12   Type Of Reporting Person *

                                             PN

     SEC 1745 (2/92)





     CUSIP No. 239208-10-1           SCHEDULE 13G                   Page 3 of 20


       1   Name Of Reporting Person    H&Q VENTURES INTERNATIONAL C.V.

           IRS Identification No. Of Above Person                    98-0059340
       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                   Netherlands Antilles

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                                56,772
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                    56,772

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           56,772
       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.8%

       12   Type Of Reporting Person *

                                             PN

     SEC 1745 (2/92)





     CUSIP No. 239208-10-1           SCHEDULE 13G                   Page 4 of 20


       1   Name Of Reporting Person    VENTURE ASSOCIATES (BVI) LIMITED

           IRS Identification No. Of Above Person
       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]

       3   SEC USE ONLY


       4   Citizenship Or Place Of Organization

                                          Bermuda

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                    56,772       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                    56,772

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           56,772

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.8%

       12   Type Of Reporting Person *

                                             CO

     SEC 1745 (2/92)





     CUSIP No. 239208-10-1           SCHEDULE 13G                   Page 5 of 20


       1   Name Of Reporting Person    HAMQUIST

           IRS Identification No. Of Above Person                    94-2800484
       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                                56,772
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                    56,772

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           56,772
       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.8%

       12   Type Of Reporting Person *

                                             PN

     SEC 1745 (2/92)





     CUSIP No. 239208-10-1           SCHEDULE 13G                   Page 6 of 20


       1   Name Of Reporting Person    H&Q INVESTORS

           IRS Identification No. Of Above Person                    94-2917768
       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                                56,772
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                    56,772

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           56,772
       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.8%

       12   Type Of Reporting Person *

                                             PN

     SEC 1745 (2/92)





     CUSIP No. 239208-10-1           SCHEDULE 13G                   Page 7 of 20


       1   Name Of Reporting Person    H&Q VENTURES IV

           IRS Identification No. Of Above Person                    94-2940347
       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                                56,772
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                    56,772

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           56,772
       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.8%

       12   Type Of Reporting Person *

                                             PN

     SEC 1745 (2/92)





     CUSIP No. 239208-10-1           SCHEDULE 13G                   Page 8 of 20


       1   Name Of Reporting Person    ANGLO-CONTINENTAL VENTURE INVESTORS
                                       (BVI) LIMITED

           IRS Identification No. Of Above Person                    98-0105345
       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                  British Virgin Islands

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                                56,772
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                    56,772

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           56,772
       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.8%

       12   Type Of Reporting Person *

                                             CO

     SEC 1745 (2/92)





     CUSIP No. 239208-10-1           SCHEDULE 13G                   Page 9 of 20


       1   Name Of Reporting Person    HAMBRECHT & QUIST VENTURES PARTNERS

           IRS Identification No. Of Above Person                    94-2949080
       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                                56,772
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                    56,772

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           56,772
       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.8%

       12   Type Of Reporting Person *

                                             PN

     SEC 1745 (2/92)





     CUSIP No. 239208-10-1           SCHEDULE 13G                  Page 10 of 20


       1   Name Of Reporting Person    H&Q MANAGEMENT CORPORATION

           IRS Identification No. Of Above Person
       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                                56,772
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                    56,772

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           56,772
       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.8%

       12   Type Of Reporting Person *

                                             CO

     SEC 1745 (2/92)





     CUSIP No. 239208-10-1           SCHEDULE 13G                  Page 11 of 20


       1   Name Of Reporting Person    HAMBRECHT & QUIST GROUP

           IRS Identification No. Of Above Person                    94-2856927
       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                                56,772
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                    56,772

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           56,772
       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.8%

       12   Type Of Reporting Person *

                                             CO

     SEC 1745 (2/92)





     CUSIP No. 239208-10-1           SCHEDULE 13G                  Page 12 of 20


       1   Name Of Reporting Person    WILLIAM R. HAMBRECHT

           IRS Identification No. Of Above Person                   ###-##-####
       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                       United States

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                                56,772
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                    56,772

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           56,772
       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.8%

       12   Type Of Reporting Person *

                                             IN

     SEC 1745 (2/92)






     CUSIP No. 239208-10-1           SCHEDULE 13G                  Page 13 of 20

             Item 1(a).  Name of Issuer.

                         Davox Corporation (the "Issuer").

             Item 1(b).  Address of Issuer's Principal Executive Offices.

                         6 Technology Park Drive, Westford, MA 01886.

             Item 2(a).  Names of Persons Filing.

                         Reference is made to Item 1 of each of the cover
             pages of this Amendment, which Items are incorporated by reference herein.

             Item 2(b). Address of Principal Business Office or, if none, Residence.

                         The address of each reporting person is One Bush
             Street, San Francisco, California 94104.

             Item 2(c).  Citizenship.

                         Reference is made to Item 4 of each of the cover
             pages of this Amendment, which Items are incorporated by reference herein.

             Item 2(d).  Title of Class of Securities.

                         Common Stock, $.10 par value ("Common Stock").

             Item 2(e).  CUSIP Number.

                         239208-10-1

             Item 3.     Type of Reporting Person.

                         Not applicable.

             Item 4.     Ownership.

                         Reference is made to Items 5-9 and 11 of each of
             the cover pages to this Amendment, which Items are incorporated by reference herein. According to information furnished to the reporting persons by the Issuer, there were 6,845,179 shares of Common Stock issued and outstanding as of December 31, 1995. At December 31, 1995, the following shares of Common Stock were held directly by the following persons:






     CUSIP No. 239208-10-1           SCHEDULE 13G                  Page 14 of 20

                                                   Common Stock
                  Person                          Directly Owned

                  H&Q London Ventures                 16,200

                  H&Q Ventures International C.V.     14,044

                  Venture Associates (BVI) Limited     6,152

                  Hamquist                             2,722

                  H&Q Investors                          786

                  H&Q Ventures II                        -0-

                  H&Q Ventures III                       -0-

                  H&Q Ventures IV                     12,141

                  Anglo-Continental Venture
                  Investors (BVI) Limited              4,727

                  Hamco Capital Corporation              -0-
                                                      ______

                  TOTAL                               56,772
                                                      ======


                       Because voting and investment decisions concerning
             the above securities may be made by or in conjunction with Hambrecht & Quist Venture Partners, H&Q Management Corporation, Hambrecht & Quist Group and William R. Hambrecht, each of the reporting persons may be deemed a member of a group that shares voting and dispositive power over all of the above securities. Although the reporting persons are reporting such securities as if they were members of a group, the filing of this Amendment shall not be construed as an admission by any reporting person that it is a beneficial owner of any securities other than those directly held by such reporting person.

                       Under the definition of "beneficial ownership" in
             Rule 13d-3 under the Securities Exchange Act of 1934, it is also possible that the individual general partners of Hambrecht & Quist Venture Partners and/or the directors and executive officers of H&Q Management Corporation or Hambrecht & Quist Group might be deemed the "beneficial owners" of some or all of the securities to which this Amendment relates in that they might be deemed to share the power to direct the voting or disposition of such securities. Neither the filing of this Amendment nor any of its contents shall be deemed to constitute an admission that any of such






     CUSIP No. 239208-10-1           SCHEDULE 13G                  Page 15 of 20

             individuals is, for any purpose, the beneficial owner of any of the securities to which this Amendment relates, and such beneficial ownership is expressly disclaimed.

                       This Amendment does not include shares of Common
             Stock, if any, held by Hambrecht & Quist LLC in its trading account if it is a market maker in the Issuer's Common Stock.

             Item 5.   Ownership of Five Percent or Less of a Class.

                       As of the date hereof, the reporting persons have
             ceased to be beneficial owners of more than 5% of the Common
             Stock.                                                    [x]

             Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

                       Not applicable.

             Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                       Not applicable.

             Item 8.   Identification and Classification of Members of the
                       Group.

                       Not applicable.

             Item 9.   Notice of Dissolution of Group.

                       Not applicable.

             Item 10.  Certification.

                       Not applicable.






     CUSIP No. 239208-10-1           SCHEDULE 13G                  Page 16 of 20

                                       Signature

                       After reasonable inquiry and to the best of their
             knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

             DATED:  February 13, 1996.

             H&Q LONDON VENTURES             H&Q INVESTORS


             By: /s/Jackie A. Berterretche   By: /s/Jackie A. Berterretche
                 _________________________       _________________________
                 Jackie A. Berterretche          Jackie A. Berterretche
                 Attorney-in-Fact                Attorney-in-Fact


             H&Q VENTURES INTERNATIONAL,     H&Q VENTURES IV
             C.V.

             By: /s/Jackie A. Berterretche   By: /s/Jackie A. Berterretche
                 _________________________       _________________________
                 Jackie A. Berterretche          Jackie A. Berterretche
                 Attorney-in-Fact                Attorney-in-Fact


             VENTURE ASSOCIATES (BVI)        ANGLO-CONTINENTAL VENTURE
             LIMITED                         INVESTORS (BVI) LIMITED


             By: /s/Jackie A. Berterretche   By: /s/Jackie A. Berterretche
                 _________________________       _________________________
                 Jackie A. Berterretche          Jackie A. Berterretche
                 Attorney-in-Fact                Attorney-in-Fact


             HAMQUIST                        HAMBRECHT & QUIST VENTURE
                                             PARTNERS


             By: /s/Jackie A. Berterretche   By: /s/Jackie A. Berterretche
                 _________________________       _________________________
                 Jackie A. Berterretche          Jackie A. Berterretche
                 Attorney-in-Fact                Attorney-in-Fact






     CUSIP No. 239208-10-1           SCHEDULE 13G                  Page 17 of 20

             H&Q MANAGEMENT CORPORATION      HAMBRECHT & QUIST GROUP


             By: /s/Jackie A. Berterretche   By: /s/Jackie A. Berterretche
                 _________________________       _________________________
                 Jackie A. Berterretche          Jackie A. Berterretche
                 Attorney-in-Fact                Attorney-in-Fact


             WILLIAM R. HAMBRECHT


             By: /s/Jackie A. Berterretche
                 _________________________
                 Jackie A. Berterretche
                 Attorney-in-Fact






     CUSIP No. 239208-10-1           SCHEDULE 13G                  Page 18 of 20

                                     EXHIBIT INDEX



             Exhibit A      Joint Filing Undertaking           Page 19






     CUSIP No. 239208-10-1           SCHEDULE 13G                  Page 19 of 20

                                JOINT FILING UNDERTAKING

                       The undersigned, being duly authorized thereunto,
             hereby execute this agreement as an exhibit to this Amendment to Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Amendment and any subsequent amendment jointly on behalf of each of such parties.

             DATED:  February 13, 1996.

             H&Q LONDON VENTURES             H&Q INVESTORS


             By: /s/Jackie A. Berterretche   By: /s/Jackie A. Berterretche
                 _________________________       _________________________
                 Jackie A. Berterretche          Jackie A. Berterretche
                 Attorney-in-Fact                Attorney-in-Fact


             H&Q VENTURES INTERNATIONAL,     H&Q VENTURES IV
             C.V.

             By: /s/Jackie A. Berterretche   By: /s/Jackie A. Berterretche
                 _________________________       _________________________
                 Jackie A. Berterretche          Jackie A. Berterretche
                 Attorney-in-Fact                Attorney-in-Fact


             VENTURE ASSOCIATES (BVI)        ANGLO-CONTINENTAL VENTURE
             LIMITED                         INVESTORS (BVI) LIMITED


             By: /s/Jackie A. Berterretche   By: /s/Jackie A. Berterretche
                 _________________________       _________________________
                 Jackie A. Berterretche          Jackie A. Berterretche
                 Attorney-in-Fact                Attorney-in-Fact


             HAMQUIST                        HAMBRECHT & QUIST VENTURE
                                             PARTNERS


             By: /s/Jackie A. Berterretche   By: /s/Jackie A. Berterretche
                 _________________________       _________________________
                 Jackie A. Berterretche          Jackie A. Berterretche
                 Attorney-in-Fact                Attorney-in-Fact


             H&Q MANAGEMENT CORPORATION






     CUSIP No. 239208-10-1           SCHEDULE 13G                  Page 20 of 20

             By: /s/Jackie A. Berterretche
                 _________________________
                  Jackie A. Berterretche
                  Attorney-in-Fact


             HAMBRECHT & QUIST GROUP


             By: /s/Jackie A. Berterretche
                 _________________________
                 Jackie A. Berterretche
                 Attorney-in-Fact


             WILLIAM R. HAMBRECHT


             By: /s/Jackie A. Berterretche
                 _________________________
                 Jackie A. Berterretche
                 Attorney-in-Fact